[ARTICLE]   5
[LEGEND]
Registrant is a limited partnership which invests in real estate and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying unaudited financial statements.
[/LEGEND]
[TABLE]
[S]                                   [C]
[PERIOD TYPE]                         9-MOS
[FISCAL-YEAR-END]                             DEC-31-2000
[PERIOD-END]                                  SEP-30-2000
[CASH]                                          5,832,032
[SECURITIES]                                            0
[RECEIVABLES]                                     498,462
[ALLOWANCES]                                            0
[INVENTORY]                                             0
[CURRENT-ASSETS]                                        0
[PP&E]                                                  0
[DEPRECIATION]                                          0
[TOTAL-ASSETS]                                 18,688,687  [F1]
[CURRENT-LIABILITIES]                                   0
[BONDS]                                                 0
[COMMON]                                                0
[PREFERRED-MANDATORY]                                   0
[PREFERRED]                                             0
[OTHER-SE]                                     18,418,505  [F2]
[TOTAL-LIABILITY- AND-EQUITY]                  18,688,687  [F3]
[SALES]                                                 0
[TOTAL-REVENUES]                               28,616,736  [F4]
[CGS]                                                   0
[TOTAL COSTS]                                           0
[OTHER EXPENSES]                                1,457,643
[LOSS-PROVISION]                                        0
[INTEREST-EXPENSE]                                      0
[INCOME-PRETAX]                                27,159,093
[INCOME-TAX]                                            0
[INCOME-CONTINUING]                            27,159,093
[DISCONTINUED]                                          0
[EXTRAORDINARY]                                         0
[CHANGES]                                               0
[NET-INCOME]                                   27,159,093
[EPS-PRIMARY]                                        3.04  [F5]
[EPS-DILUTED]                                           0
[FN]
[F1] In addition to cash and receivables, total assets include net investments in real estate of $10,507,326 and an investment in joint venture of $1,850,867.
[F2] Represents partners' capital.
[F3] Liabilities include accounts payable and other liabilities of $270,182. [F4] Total revenue includes rent of $1,497,334, equity in earnings of joint venture of $26,759,175, loss on sale of real estate of $15,301 and interest and other revenue of $375,528.
[F5] Represents net income per Unit of limited partnership interest.
[/FN]
[/TABLE]